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                                                                                                   ---------------------------
------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB Approval
FORM 4                                         WASHINGTON, D.C. 20549                              ---------------------------
------
|_| Check this box if no                                                                           OMB Number 3235-0287
    longer subject to                                                                              Expires: September 30, 1998
    Section 16. Form 4                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    or Form 5                                                                                      Hours per response....0.5
    obligations may                                                                                ---------------------------
    continue Instruction
    1(b).
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                          Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------- ----------------------------------------------- ---------------------------------------
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer    (Check all applicable)
Schwartz         Leonard           S             Aceto Corporation - ACET                      X  Director            10% Owner
-------------------------------------------- -----------------------------------------------  ---                 ---
 (Last)          (First)        (Middle)     3.  IRS or Social Security  4.  Statement for     X  Officer (give       Other (specify
                                                 Number of Reporting         Month/Year       --- title below)    ---        below)
                                                 Person (Voluntary)                                     CHAIRMAN/PRESIDENT
ONE HOLLOW LANE, SUITE 201                                                   Oct 18, 2002               ------------------
--------------------------------------------                             ------------------- ---------------------------------------
                 (Street)                        ###-##-####             5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
                                                                            (Month/Year)        X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
LAKE SUCCESS,    NEW YORK      11042                                                           ---Reporting Person
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(City)            (State)      (Zip)            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                          2.Trans-    3.Trans-   4. Securities Acquired (A) 5. Amount of   6. Owner- 7.Nature of
 (Instr. 3)                                    action      action      or Disposed of (D)         Securities     ship     Indirect
                                               Date        Code        (Instr. 3, 4 and 5)        Beneficially   Form:    Beneficial
                                                         (Instr. 8)                               Owned at       Direct   Ownership
                                                                                                  End of Month   (D) or
ACETO CORPORATION                             (Month/    -------------------------------------   (Instr. 3 and   Indirect
COMMON STOCK                                   Day/        Code   V     Amount  (A)or   Price         4)         (I)      (Instr. 4)
PAR VALUE $.01                                 Year)                            (D)                              (Instr.4)
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Common Stock                                  10-18-02      M           7,500   A       $7.78       68,604          D     BY SELF
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                                                                                                     2,302          I     BY WIFE
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                                                                                                                          TOTAL
                                                                                                    70,906                OWNERSHIP
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION                           (Over)
                             CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM                      SEC 1474 (7-97)
                             DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------   ---------- --------- --------- ------------- ------------- ------------ -------- --------- ---------- -------------
1.Title of       2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date Exer-  7.Title and  8.Price  9.Number  10.Owner-  11.Nature
  Derivative       sion       action    action    Derivative    cisable and   Amount of   of        of        ship        of
  Security         or         Date      Code      Securities    Expiration    Underlying  Deriv-    Deriv-    Form        Indirect
  Instr. 3)        Exercise             (Instr.   Acquired      Date          Securities  Ative     ative     of          Beneficial
                   Price of  (Month/    8)        (A)or         (Month/Day/   (Instr. 3   Secur-    Secur-    Deriv-      Ownership
                   Deri-      Day/                Disposed of   Year)         and 4)      ity       ities     ative       (Instr.4)
                   vative     Year)               (D)(Instr.                              (Instr    Bene-     Security:
                   Security                       3, 4 and 5)                             5)        ficially  Direct
                                                                                                    Owned     (D) or
                                       ----- --- ----- ----- ------- ------- ----- -------          at End    Indirect
                                        Code  V   (A)   (D)  Date    Expira- Title  Amount          of        (I)
ACETO CORPORATION                                            Exer-   tion           or              Month     (Instr.
COMMON STOCK                                                 cisable Date           Number          (Instr.    4)
PAR VALUE $.01                                                                      of              4)
PER SHARE                                                                           Shares
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                                                                              Aceto
                     7.78   10/18/02      M            7,500 1/2/98  12/31/02 Corp   7,500  7.78    287,500    D
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                                                                              Common
                                                                              Stock
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Explanation of Responses:

                                                                                /s/ Leonard S. Shwartz               Oct. 22, 2002
**Intentional misstatements or omissions of facts constitute                    -----------------------------     ------------------
  Federal Criminal Violations.                                                  **Signature of Reporting Person         Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                    LEONARD S. Shwartz
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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